First Choice Offshore September 2023

Disclaimer Forward-Looking Statements This presentation contains “forward-looking statements” about Noble Corporation plc’s (“Noble” or the “Company”) within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, as amended. All statements other than statements of historical facts included in this presentation are forward looking statements, including those regarding future guidance, including revenue, adjusted EBITDA, the petroleum market and oil demand and production growth, the offshore drilling market and demand fundamentals generally as well as those in specific markets and geographies, realization and timing of integration synergies, related costs to achieve, free cash flow expectations, capital expenditure, rig costs, including replacement costs, capital allocation expectations including planned dividend and share repurchases, contract backlog, rig demand, expected future contracts, anticipated contract start dates, dayrates and duration, fleet condition and utilization, 2023 and 2024 financial guidance, business, financial performance and position and our plans, objectives, expectations and intentions related to the Noble-Maersk merger. Forward-looking statements involve risks, uncertainties and assumptions, and actual results may differ materially from any future results expressed or implied by such forward-looking statements. Words such as "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "might,“ “on track,” "plan," “possible,” “potential,” “predict,” "project," "should," "would," "shall," “target,” "will" and similar expressions are intended to be among the statements that identify forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot assure you that such expectations will prove to be correct. These forward-looking statements speak only as of the date of this communication and we undertake no obligation to revise or update any forward-looking statement for any reason, except as required by law. Risks and uncertainties include, but are not limited to, those detailed in Noble’s most recent Annual Report on Form 10-K, Quarterly Reports Form 10-Q and other filings with the U.S. Securities and Exchange Commission. We cannot control such risk factors and other uncertainties, and in many cases, we cannot predict the risks and uncertainties that could cause our actual results to differ materially from those indicated by the forward-looking statements. You should consider these risks and uncertainties when you are evaluating us. With respect to our capital allocation policy, distributions to shareholders in the form of either dividends or share buybacks are subject to the Board of Directors’ assessment of factors such as business development, growth strategy, current leverage and financing needs. There can be no assurance that a dividend will be declared or continued. Third Party Sources This presentation contains statistical data, estimates and forecasts that are based on publicly available information or information and data furnished to us by third parties. We have not independently verified the accuracy or completeness of the information and data provided by third parties, and other publicly available information. Accordingly, we make no representations as to the accuracy or completeness of that data nor do we undertake to update such data after the date of this presentation. Non-GAAP Measures This presentation includes certain financial measures that we use to describe the Company's performance that are not in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). The non-GAAP information presented herein provides investors with additional useful information but should not be considered in isolation or as substitutes for the related GAAP measures. Moreover, other companies may define non-GAAP measures differently, which limits the usefulness of these measures for comparisons with such other companies. The Company defines "Adjusted EBITDA" as income (loss) from continuing operations before income taxes; interest income and other, net; gain (loss) on extinguishment of debt, net; interest expense, net of amounts capitalized; loss on impairment; pre-petition charges; merger and integration costs; reorganization items, net; certain corporate legal matters; and depreciation and amortization expense. We believe that the Adjusted EBITDA measure provides greater transparency of our core operating performance. The Company defines net debt as indebtedness minus cash and cash equivalents; free cash flow as cash flow from operations minus capital expenditures; adjusted EBITDA margin as adjusted EBITDA divided by total revenues; leverage ratio as net debt divided by annualized adjusted EBITDA from the most recently reported quarter; Return on Capital Employed (ROCE) as the annualized rate of prior quarter Adjusted EBITDA minus depreciation divided by the sum of book value of total debt and shareholders equity. Additionally, due to the forward-looking nature of Adjusted EBITDA, management cannot reliably predict certain of the necessary components of the most directly comparable forward-looking GAAP measure. Accordingly, the company is unable to present a quantitative reconciliation of such forward- looking non-GAAP financial measure to the most directly comparable for-ward-looking GAAP financial measure without unreasonable effort.

Key financial figures 1) Includes $70M for the compulsory purchase associated with the Maersk Drilling business combination squeeze-out. 2) Market capitalization as of 9/1/23 based on 142.4M diluted shares including dilutive impact of warrants. 3) Backlog as of 8/2/23 fleet status report. 3 ✓$165 million of capital returned via share repurchases in the past 12 months1 ✓$0.30 per share quarterly dividend initiated Q3 2023 $5.0B Backlog3 11% Q2 ROCE 29% Q2 Adj EBITDA margin $7.7B Market Cap2 $104M Q2 FCF $188M Q2 Adj EBITDA

First choice offshore Industry leading FCF generation and return of capital, anchored by conservative balance sheet Technical leadership in drilling performance and business innovation Deep relationships with leading upstream operators – customer centric service posture Globally scaled, top tier fleet of high-spec UDW and harsh environment jackup rigs supported by world class crews and organizational breadth 4

High spec UDW and jackup fleet with global scale 5 18 11 3 4 UDW Floaters 7G drillships 6G drillships 6G semis 13 8 5 Jackups harsh jackups ultra harsh jackups 6 4 2 4 1 1 11 1 1 jackupsemidrillship

Highly favorable backlog complexion Source: Petrodata and public company disclosures per Q3 2023 fleet status reports, excludes cold stacked units6 average dayrate ($k/d) in floater backlog405 average dayrate ($k/d) in jackup backlog180 Average dayrates in floater backlog 0.9 1.6 1.2 0.9 0.4 20272026202520242023 Floaters Jackups Current backlog stands at $5.0B1 % of floater days exposed to reprice in 2024 1) Backlog as of 8/2/23 fleet status report 0% 25% 50% 75% 100% 200 250 300 350 400 450 Peer A Noble Peer B Peer C Peer D

Customer first approach Deeply rooted relationships with leading upstream enterprises keyed by collaboration, innovation, safety and operational excellence. #1 offshore rig contractor worldwide #1 offshore rig contractor worldwide #1 offshore rig contractor worldwide #1 exclusive jackup contractor Rankings by contracted offshore rig counts. Source: Petrodata August 2023, Noble Select examples: 7

Sustainability framework and recent highlights

E	S	G
Sustainable Energy Future	Caring for People	Responsible Business
Decarbonization	Health and Safety	Critical incident risk management
Climate risks and energy transition	Diversity, Equity and Inclusion	Corporate governance
Marine and air environment	Talent management	Business ethics
Consumption and waste management	Local communities	Cybersecurity and data privacy
		Decommissioning
		Reporting and engagement

Project Greensand

As a partner in the Project Greensand consortium, Noble is engaged in a flagship CCS project offshore Denmark which aims to develop storage capacity of up to

8 million tons

of CO2 annually by 2030. Phase 2 of the project commenced at the Nini West field in 2023 with the *Noble Resolve* jackup.

Energy Efficient Insight (EEI) software rollout

For data transparency to drive behavioral changes and enable strong customer collaboration on emissions reductions

20

rigs have rolled out EEI monitoring systems, and plans are in place to install the software across the entire Noble fleet.

Hybrid power, SCR upgrades and renewable fuels

Noble Invincible retrofitted with hybrid, low-emission package including batteries, software and SCR upgrades. Additionally, *Noble Interceptor* completed a pilot test running on 100% renewable diesel, resulting in

94%

Reduction of CO_2 emissions.

8

Foundations for an extended upcycle Deepwater production growth is increasingly critical to global energy supply. Offshore sanctioning is ramping significantly – exceeding prior decade highs. 9 Dayrates and Free Cash Flow are poised for continued expansion. UDW rig utilization is >90%, limited sideline capacity, newbuilds are prohibitively uneconomic.

Recalibrating oil demand runway Source: IEA reports10 IEA Oil Demand Pojections (mbd) Despite unprecedented policy incentives and subsidies for renewables, and despite tepid GDP growth across OECD and China, global oil demand resilience continues to be perennially and significantly underestimated. 65 70 75 80 85 90 95 100 105 110 2016 2017 2018 2019 2020 2021 2022 2023 2024 2025 2026 2027 2028 August 2023 Oil Market Report Stated Plans Scenario (STEPS), May 2021 report Announced Pledges Case (APC), May 2021 report Net Zero Emissions by 2050 Scenario (NZE), May 2021 report

Fundamental drivers of a growing deepwater market Source: Rystad, July 202311 Global Liquids Production Mix The rising call on deepwater production through at least this decade is expected to drive continued rig demand growth, underpinned by robust economic thresholds and favorable CO2 profiles. Floater Demand by Oil Price Sensitivity 6.4 9.5 9.4 12.2 0% 2% 4% 6% 8% 10% 12% 14% - 20 40 60 80 100 120 2000 2010 2020 2030 Deepwater MBD DW Mix Share% 0 20 40 60 80 100 120 140 160 2017 2018 2019 2020 2021 2022 2023 2024 2025 2026 2027 Historical/producing Under development Firm exploration 0-40/boe 40-60/boe >60/boe 12 16 19 0 5 10 15 20 Deepwater Shelf Onshore Emissions Comps (kg CO2 per boe)

Golden triangle UDW demand is ascendant 12 Gulf of Mexico 92 29 17 22 Global UDW Demand South America ROW West Africa 29 24 17 24 Americas and West Africa comprise 70 UDW rigs (75% of global UDW demand), with visible requirements for 10-plus incremental units through 2024. 92 7 10-12 Contracted Marketed Available High-Spec Sideline Capacity Global UDW Supply Marketed Utilization Contracted Demand Marketed Supply Marketed Utilization Tier-1 UDW 45 47 96% Total UDW 92 99 93% All Floaters 148 168 88% Source: Petrodata August 2023

Unprecedented industry setup 13 $100 k/d $800 k/d $200 k/d $300 k/d $400 k/d $500 k/d $600 k/d $700 k/d 100 200 300 400 500 600 700 800 UDW Dayrates U D W R ig V al ue s ($ M ) 2019-2021 125 floaters 80 UDW floaters 2011-2014 280 floaters 110 UDW floaters Current 148 floaters 92 UDW floaters 7g newbuild cost notional replacement cost today Present Characteristics ➢ >90% utilization, $400-$500 k/d dayrates, climbing ➢ Limited sideline capacity, newbuilds far off the radar ➢ Driller equities trading <50% of replacement Prior Upcycle Characteristics ➢ >90% utilization, $600-$650 k/d peak dayrates ➢ ~200 floater newbuild orders 2004-2014 ➢ Driller equities frequently trading above replacement Source: Petrodata, Noble

Demonstrated return of capital leadership 14 $165M Share repurchases, ttm 1 $0.30 Quarterly dividend 2 $330M Q2 net debt 1) Trailing 12 months (ttm) share repurchases includes $70M for the compulsory purchase associated with the Maersk Drilling business combination squeeze-out 2) Quarterly dividend initiated Q3 2023 0.5x Q2 leverage ratio ✓Committed to value maximization via dividends and buybacks as FCF generation expands ✓Distributions supported by conservative balance sheet

Thank you